POWER OF ATTORNEY


	The undersigned, an executive officer of Mississippi Power Company, hereby makes, constitutes, and appoints Vicki L. Pierce and Patricia L. Roberts my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission Form ID and Initial Statement of Beneficial Ownership of Securities, Statement of Changes in Beneficial Ownership and Annual Statement of Changes in Beneficial Ownership, on Forms 3, 4 and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as an executive officer of Mississippi Power Company ceases, unless earlier revoked by me by written document delivered to the
Corporate Secretary of Mississippi Power Company.

	Effective June 5, 2013.





		John C. Huggins